Exhibit 4.6

BROADWING CORPORATION

3.125% CONVERTIBLE SENIOR DEBENTURES DUE 2026

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 3, 2007

The Bank of New York Trust Company, National Association,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 3, 2007, by and among Broadwing Corporation, a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”), Level 3 Communications, Inc., a Delaware corporation (“Parent Guarantor”), Level 3 Colorado, Inc., a Delaware corporation (“Sister Subsidiary”), and The Bank of New York Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee executed an indenture, dated as of May 16, 2006, as amended by a First Supplemental Indenture, dated as of January 3, 2007 (the “First Supplemental Indenture”), among the Company, the Guarantors, Parent Guarantor and the Trustee (as amended, the “Indenture”), relating to the Company’s 3.125% Convertible Senior Debentures due 2026 (the “Debentures”); and

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of October 16, 2006, as amended by an Amendment, dated as of November 21, 2006 (the “Merger Agreement”), among the Company, Parent Guarantor, Level 3 Services, Inc., a Delaware corporation (which was formerly Level 3 Services, LLC, a Delaware limited liability company) (“Merger Sub”) and Sister Subsidiary, Merger Sub, concurrently with the effectiveness of the First Supplemental Indenture, merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, pursuant to the Merger Agreement, the Company, subsequent to the Merger and concurrently with the effectiveness of this Supplemental Indenture, is merging with and into Sister Subsidiary, with Sister Subsidiary continuing as the surviving corporation (the “Subsequent Merger”); and

WHEREAS, upon the effectiveness of the Subsequent Merger, Sister Subsidiary is changing its name to “Broadwing Corporation”; and

WHEREAS, as a result of the Subsequent Merger, the Company desires to execute and deliver this Supplemental Indenture as required by Section 5.01 of the Indenture to provide for the assumption of all of the obligations of the Company under the Indenture and the Debentures; and

WHEREAS, the Company, Sister Subsidiary, the Guarantors and Parent Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture, and all things necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and to make the Parent Guarantee provided for herein the valid obligation of the Parent Guarantor have been done, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company, Sister

Subsidiary, the Guarantors, Parent Guarantor and the Trustee for the benefit of each other and for the equal and ratable benefit of the Holders of the Debentures agree as follows:

Article 1.

ASSUMPTION

Section 1.1. Assumption of Obligations.

Sister Subsidiary assumes all of the obligations of the Company under the Debentures, the Indenture and the Registration Rights Agreement, dated as of May 16, 2006, by and among the Company and the Initial Purchasers named therein. Sister Subsidiary shall succeed to and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Sister Subsidiary had been named as the “the Company” in the Indenture.

Section 1.2. Representation.

The Company represents to the Trustee that, after giving effect to the Subsequent Merger, no Default or Event of Default exists.

Article II.

MISCELLANEOUS

Section 2.1. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 2.2. Severability. In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.3. Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.4. Successors and Assigns. Any covenants and agreements in this Supplemental Indenture by the Company, the Guarantors, Parent Guarantor and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 2.5. GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.6. Effect of Supplemental Indenture. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 2.7. Trustee. The Trustee accepts the modifications to the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 2.8. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

Section 2.9. Effectiveness. The provisions of this Supplemental Indenture shall be effective upon the effectiveness of the Subsequent Merger pursuant to the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed by their duly authorized representative as of the date hereof.

BROADWING CORPORATION

By:	/s/ Thomas C. Stortz
Name: Thomas C. Stortz Title: Executive Vice President

DORSAL NETWORKS, LLC

UNITED CABLE HOLDINGS, LLC

CORVIS OPERATIONS, INC.

CORVIS EQUIPMENT, LLC

CORVIS GOVERNMENT SOLUTIONS, INC.

C III COMMUNICATIONS, LLC

BROADWING COMMUNICATIONS, LLC

BROADWING COMMUNICATIONS REAL ESTATE

SERVICES, LLC

BROADWING COMMUNICATIONS CANADA, LLC

BROADWING COMMUNICATIONS HOLDINGS, INC.

BROADWING COMMUNICATIONS CORPORATION

BROADWING FINANCIAL SERVICES, INC.

By:	/s/ Thomas C. Stortz
Name: Thomas C. Stortz Title: Executive Vice President

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Thomas C. Stortz
Name: Thomas C. Stortz Title: Executive Vice President

LEVEL 3 COLORADO, INC.

By:	/s/ Thomas C. Stortz
	Name:	Thomas C. Stortz
	Title:	Executive Vice President

THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee

By:	/s/ Alma Marcella Burgess
	Name:	Alma Marcella Burgess
	Title:	Assistant Treasurer

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